UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 31, 2007

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2007, Mr. Russell A. Whitney resigned as Chief Executive Officer of Whitney Information Network, Inc. (the “Company”).  Mr. Whitney continues to serve as Chairman of the Board of Directors of the Company, a non-executive position.

The Company and Whitney Education Group, Inc., a wholly-owned subsidiary of the Company, entered into an agreement with Mr. Whitney dated January 7, 2008 (the “Agreement”), pursuant to which the termination, as of December 31, 2007, of the Employment Agreement dated June 30, 2003 between Mr. Whitney and Whitney Education Group, Inc. (the “Employment Agreement”) was confirmed.    In accordance with the terms of the Agreement, Mr. Whitney will receive as severance compensation the sum of $1,950,000 (“Severance Compensation”), representing Mr. Whitney’s base salary for a period of three years, to be paid in twelve (12) equal monthly installments over a period of twelve (12) months, commencing on January 1, 2008.  Mr. Whitney may at any time elect to receive the balance of his Severance Compensation in a lump sum payment within 30 days following a request to the Company.  The Company’s obligation to pay the Severance Compensation to Mr. Whitney will be secured by a lien on an aircraft owned by the Company.  Mr. Whitney remains subject to existing non-competition and other restrictive covenants.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the agreement.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement, dated January 7, 2008, by and among Whitney Information Network, Inc., Whitney Education Group, Inc. and Russell A. Whitney.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 7, 2008	WHITNEY INFORMATION NETWORK, INC.

/s/ John F. Kane
John F. Kane
Interim President

Exhibit Index

Exhibit No.	Description

10.1	Agreement, dated January 7, 2008, by and among Whitney Information Network, Inc., Whitney Education Group, Inc. and Russell A. Whitney.